EXHIBIT 2.1

                                                              CONFORMED COPY






                       AMENDMENT  NO. 1 dated as of April  27,  2005  (this
                  "Amendment"), to the Master Agreement dated as of March 18, 2004 (the "Master Agreement"), among Ashland Inc., a Kentucky corporation ("Ashland"), ATB Holdings Inc., a
                  Delaware corporation ("HoldCo"), EXM LLC, a Kentucky limited liability company and wholly owned subsidiary of HoldCo ("New Ashland LLC"), New EXM Inc., a Kentucky corporation and wholly owned subsidiary of HoldCo ("New Ashland Inc."), Marathon Oil Corporation, a Delaware corporation ("Marathon"), Marathon Oil Company, an Ohio corporation and wholly owned subsidiary of Marathon ("Marathon Company"), Marathon Domestic LLC, a Delaware limited liability company and wholly owned subsidiary of Marathon ("Merger Sub") and Marathon Ashland Petroleum
                  LLC, a Delaware limited liability company owned by Marathon Company and Ashland ("MAP").


                  WHEREAS the parties hereto are parties to the Master Agreement, pursuant to which the parties have agreed to effect the Transactions described therein (capitalized terms used in this Amendment and not defined herein shall have the meanings given such terms in the Master Agreement);

                  WHEREAS, simultaneously with the execution and delivery of this Amendment, the parties hereto are entering into an Amended and Restated Tax Matters Agreement providing for, in part, the allocation and assignment among themselves of Taxes resulting from the application of
Section 355(e) of the Code to the Transactions; and

                  WHEREAS the parties hereto wish to amend the Master Agreement as provided herein, including to provide that: (i) the New Ashland Inc. Share Issuance shall be effected by a share issuance to HoldCo as part of the Conversion Merger, followed by a distribution of the shares of New Ashland Inc. Common Stock by HoldCo to the holders of HoldCo Common Stock on the basis of one share of New Ashland Inc. Common Stock for each outstanding share of HoldCo Common Stock, prior to the Acquisition Merger;
(ii) the aggregate value of the shares of Marathon Common Stock to be received by the holders of HoldCo Common Stock in the Acquisition Merger as Acquisition Merger Consideration shall be increased from $315,000,000 to $915,000,000,(iii) the Map Partial Redemption Amount shall be increased by $100,000,000 and (iv) the obligation of the Ashland Parties and the Marathon Parties to effect the Transactions is subject to Ashland and Marathon having entered into a closing agreement with the Internal Revenue Service in effect on the Closing Date and, if applicable, having received the private letter rulings from the Internal Revenue Service, providing all the required agreements or rulings described in Exhibit D (as amended hereby) to the Master Agreement.

                  NOW, THEREFORE, the parties hereto agree as follows:

                  SECTION 1. STRUCTURE AND CONSIDERATION AMENDMENTS TO THE MASTER AGREEMENT. Effective as of the date of this Amendment, the Master Agreement is hereby amended as follows:

                  (a) The Index of Defined Terms in the Master Agreement is hereby amended by (i) adding the new terms "Distribution" and "Distribution Effective Time" and their corresponding section "1.04(a)", (ii) replacing the corresponding section "1.04(a)" with section "1.04(b)" for the terms "Acquisition Merger", "DGCL" and "DLLCA", (iii) replacing the corresponding section "1.04(b)" with section "4.05" for the term "Code" and (iv) replacing the corresponding section "5.01(a)(i)" with section "5.01(a)(ii)" for the term "Exchange Agent".

                  (b) Section 1.03(a) of the Master Agreement is hereby amended by replacing the reference therein to "Section 1.04(a)" with "Section 1.04(b)".

                  (c) Section 1.04 of the Master Agreement is hereby amended and restated in its entirety in the form of Annex A to this Amendment.

                  (d) Section 3.04 of the Master Agreement is hereby amended and restated in its entirety in the form of Annex B to this Amendment.

                  (e) Sections 4.03(a) and (b) of the Master Agreement are hereby amended and restated in their entirety in the form of Annex C to this Amendment.

                  (f) Section 4.05 of the Master Agreement is hereby amended and restated in its entirety in the form of Annex D to this Amendment.

                  (g) Article V of the Master Agreement is hereby amended and restated in its entirety in the form of Annex E to this Amendment.

                  (h) Section 6.03(c) of the Master Agreement is hereby amended and restated in its entirety in the form of Annex F to this Amendment.

                  (i) Section 6.05(b)(ii)(A) of the Master Agreement is hereby amended and restated in its entirety in the form of Annex G to this Amendment.

                  (j) Section 9.07(b) of the Master Agreement is hereby amended and restated in its entirety in the form of Annex H to this Amendment.

                  (k) Section 10.02(d) of the Master Agreement is hereby amended by (i) replacing the reference therein to "Section 1.04(b)" with "Section 1.04(a)" and (ii) adding the following proviso to the end thereof: "; provided, however, that each of Ashland and HoldCo hereby covenant to cause their respective boards of directors to convene a meeting and to make a good faith determination with respect to the foregoing prior to the date the Closing would otherwise occur but for the failure of this condition to be satisfied."

                  (l) Sections 13.01(b)(x) and 13.02(b)(ix) of the Master Agreement are hereby amended by replacing the references therein to "$315,000,000" with "$815,000,000".

                  (m) The  definition  of the term "MAP Partial  Redemption
         Amount"  set forth in  Section  14.02 of the Master  Agreement  is hereby amended by replacing the reference therein to "$2,699,170,000" with "$2,799,170,000".

                  (n) The definition of the term "New Ashland Inc. Common Stock" set forth in Section 14.02 of the Master Agreement is hereby amended and restated in its entirety in the form of Annex I to this Amendment.

                  (o) Clause (iii) of the third sentence of Section 14.06 of the Master Agreement is hereby amended and restated in its entirety in the form of Annex J to this Amendment.

                  SECTION 2. TAX CLOSING CONDITION AMENDMENTS TO THE MASTER AGREEMENT. Effective as of the date of this Amendment, the Master Agreement is hereby amended as follows:

                  (a) The Index of Defined Terms in the Master Agreement is hereby amended by adding the new term "Closing Agreement" and its corresponding section "14.02".

                  (b) Clauses (iii) and (iv) of the sixth recital set forth in the Master Agreement are hereby amended and restated in their entirety in the form of Annex K to this Amendment.

                  (c) Sections 9.03(b) and 9.16 of the Master Agreement and the definition of the term "Ashland Debt Obligation Amount" set forth in Section 14.02 of the Master Agreement are hereby amended by replacing the references therein to "Private Letter Rulings" with "Closing Agreement or Private Letter Rulings".

                  (d) Section 10.01(f) of the Master Agreement is hereby amended and restated in its entirety in the form of Annex L to this Amendment.

                  (e) Section 14.02 of the Master Agreement is hereby amended by adding the following defined term at the appropriate alphabetical location:

                       "Closing  Agreement" means the closing  agreement to
                  be entered into by Marathon, Ashland, New Ashland Inc. and certain related parties and the IRS with respect to the Transactions pursuant to Code Section 7121 and described in Section 5.01 of the Tax Matters Agreement.

                  (f) Exhibit D to the Master Agreement is hereby amended and restated in its entirety in the form of Annex M to this Amendment.

                  SECTION 3. OTHER AMENDMENTS TO THE MASTER AGREEMENT. Effective as of the date of this Amendment, the Master Agreement is hereby amended as follows:

                  (a) The last sentence of Section 1.05 of the Master Agreement is hereby deleted.

                  (b) The first sentence of Section 9.03(a) of the Master Agreement is hereby amended and restated in its entirety in the form of Annex N to this Amendment.

                  (c) The first sentence of Section 9.09(b) of the Master Agreement is hereby amended and restated in its entirety in the form of Annex O to this Amendment.

                  (d) The first sentence of Section 9.16 of the Master Agreement is hereby amended and restated in its entirety in the form of Annex P to this Amendment.

                  (e) Article IX of the Master Agreement is hereby amended by adding a new Section 9.17 in the form of Annex Q to this Amendment at the appropriate numerical location.

                  (f) Section 10.01(c) of the Master Agreement is hereby amended by adding the following words immediately after the first occurrence of the word "Transactions": "(other than the transfer of the Ashland LOOP/LOCAP Interest)".

                  (g) Section 11.01(b)(i) of the Master Agreement is hereby amended and restated in its entirety in the form of Annex R to this Amendment.

                  (h) Section 14.02 of the Master Agreement is hereby amended by adding the following defined terms at the appropriate alphabetical locations:

                  "Ashland Affected Non-Qualified Employee Stock Option or SAR" means any Ashland Non-Qualified Employee Stock Option or Ashland SAR granted to an employee of MAP, Marathon or any of their subsidiaries who is actively employed with MAP, Marathon or any of their subsidiaries immediately prior to the Closing that is outstanding and unexercised immediately prior to the Closing and
         (i) was granted in 2001 or 2002 and is unvested immediately prior to the Closing or (ii) was granted in 2003 and is scheduled to vest on September 18, 2005. For purposes of this definition, any employee of MAP, Marathon or any of their subsidiaries who is not actively at work immediately prior to the Closing due solely to a leave of absence (including due to vacation, holiday, sick leave, maternity or paternity leave, military leave, jury duty, bereavement leave, injury or short-term disability) other than long-term disability, in compliance with applicable policies of MAP, Marathon or such subsidiary, shall be deemed to be actively employed with MAP, Marathon or such subsidiary immediately prior to the Closing.

                  "Ashland  Non-Qualified  Employee Stock Option" means any
         Ashland Employee Stock Option granted under the terms of the Ashland Inc. Stock Option Plan for Employees of Joint Ventures that is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

                  (i) The definition of the term "MAP Adjustment Amount" set forth in Section 14.02 of the Master Agreement is hereby amended and restated in its entirety in the form of Annex S to this Amendment.

                  SECTION 4. EFFECT ON THE MASTER AGREEMENT. Except as specifically amended by this Amendment, the Master Agreement shall remain in full force and effect and the Master Agreement, as amended by this Amendment, is hereby ratified and affirmed in all respects. On and after the date hereof, each reference in the Master Agreement to "this Agreement," "herein," "hereunder" or words of similar import shall mean and be a reference to the Master Agreement as amended by this Amendment.

                  SECTION 5. INTERPRETATION. When a reference is made in this Amendment to a Section or Article, such reference shall be to a Section or Article of this Amendment unless otherwise indicated. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Whenever the words "include", "includes" or "including" are used in this Amendment, they shall be deemed to be followed by the words "without limitation".

                  SECTION 6. SEVERABILITY. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties hereto as closely as possible to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

                  SECTION 7. COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 8. NO THIRD-PARTY BENEFICIARIES. This Amendment is not intended to confer upon any person other than the parties hereto any rights or remedies.

                  SECTION 9. EXERCISE OF RIGHTS AND REMEDIES. Except as this Amendment otherwise provides, no delay or omission in the exercise of, or failure to assert, any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto will impair any such right, power or remedy, nor will it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor will any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver. The failure of any party to this Amendment to assert any of its rights under this Amendment or otherwise shall not constitute a waiver of such rights.

                  SECTION 10. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

                  SECTION 11. ASSIGNMENT. Neither this Amendment nor any of the rights, interests or obligations under this Amendment shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties, except that the rights, interests and obligations of any party under this Amendment may be assigned by operation of law pursuant to a merger, consolidation or other business combination involving such party that would not reasonably expected to prevent or materially delay the consummation of the Transactions; provided, however, that any assignment pursuant to the exception set forth in this sentence shall not operate to release any party from its obligations under this Amendment. Subject to the preceding sentences, this Amendment will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 12. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of the Transaction Agreements were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Sections 13.01(c) and 13.02(c) of the Master Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Amendment and to enforce specifically the terms and provisions of this Amendment in any New York state court or any Federal court located in the Borough of Manhattan, The City of New York in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
(a) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in the Borough of Manhattan, The City of New York in the State of New York in the event any dispute arises out of this Amendment, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Amendment in any court other than any New York state court or any Federal court sitting in the Borough of Manhattan, The City of New York in the State of New York (provided, however, that this clause (c) shall not limit the ability of any party hereto to (i) file a proof of claim or bring any action in any court in which a bankruptcy or reorganization proceeding involving another party hereto is pending, (ii) file a counter-claim or cross-claim against another party hereto in any court in which a proceeding involving both such parties is pending or (iii) implead another party hereto in respect of a Third Party Claim in any court in which a proceeding relating to such Third Party Claim is then pending) and (d) waives any right to trial by jury with respect to any action related to or arising out of this Amendment.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, all as of the date first written above.

                                    ASHLAND INC.,

                                       by /s/ James J. O'Brien
                                       ------------------------
                                       Name:  James J. O'Brien
                                       Title: Chief Executive Officer


                                    ATB HOLDINGS INC.,

                                       by /s/ James J. O'Brien
                                       ------------------------
                                       Name:  James J. O'Brien
                                       Title: President


                                    EXM LLC,


                                       by

                                       ATB HOLDINGS INC.,

                                       by /s/ James J. O'Brien
                                       ------------------------
                                       Name:  James J. O'Brien
                                       Title: President


                                    NEW EXM INC.,


                                       by /s/ James J. O'Brien
                                       ------------------------
                                       Name:  James J. O'Brien
                                       Title: President

                                    MARATHON OIL CORPORATION,

                                       by /s/ Janet F. Clark
                                       ------------------------
                                       Name:  Janet F. Clark
                                       Title: Senior Vice President and Chief
                                       Financial Officer


                                    MARATHON OIL COMPANY,

                                       by /s/ Janet F. Clark
                                       ------------------------
                                       Name:  Janet F. Clark
                                       Title: Senior Vice President


                                    MARATHON DOMESTIC LLC,

                                       by


                                       MARATHON OIL CORPORATION,

                                       by /s/ Janet F. Clark
                                       ------------------------
                                       Name:  Janet F. Clark
                                       Title: Senior Vice President and Chief
                                       Financial Officer


                                       MARATHON ASHLAND PETROLEUM LLC,


                                       by /s/ Anthony R. Kenney
                                       ------------------------
                                       Name:  Anthony R. Kenney
                                       Title: Vice President

                                                                 ANNEX A



                  SECTION 1.04. Distribution; Acquisition Merger. (a) Promptly following the Conversion Merger Effective Time, HoldCo shall distribute to the holders of HoldCo Common Stock (as defined in Section 2.04(a)(i)) shares of New Ashland Inc. Common Stock on the basis of one share of New Ashland Inc. Common Stock for each outstanding share of HoldCo Common Stock (the "Distribution"). On or prior to the Closing Date, the Board of Directors of HoldCo shall formally declare the Distribution and shall authorize and direct HoldCo to pay it promptly following the Conversion Merger Effective Time by delivery of certificates representing shares of New Ashland Inc. Common Stock to the Exchange Agent (as defined in Section 5.01(a)(ii)) for delivery to the holders of HoldCo Common Stock entitled thereto. The Distribution shall be deemed effective upon written notification by HoldCo to the Exchange Agent that the Distribution has been declared and that the Exchange Agent is authorized to proceed with the distribution of New Ashland Inc. Common Stock (the "Distribution Effective Time").

                  (b) Promptly following the Distribution Effective Time, pursuant to Article IV and in accordance with the Delaware General Corporation Law (the "DGCL") and the Delaware Limited Liability Company Act (the "DLLCA"), HoldCo shall be merged with and into Merger Sub (the "Acquisition Merger") at the Acquisition Merger Effective Time.

                                                                 ANNEX B



                  SECTION 3.04. Conversion of New Ashland Securities. At the Conversion Merger Effective Time, by virtue of the Conversion Merger and without any action on the part of HoldCo:

                  (a) each New Ashland LLC Interest issued and outstanding immediately prior to the Conversion Merger Effective Time shall be converted into and thereafter represent a number of duly issued, fully paid and nonassessable shares of New Ashland Inc. Common Stock equal to the quotient of (x) the number of shares of HoldCo Common Stock issued and outstanding immediately prior to the Conversion Merger Effective Time divided by (y) the number of New Ashland LLC Interests issued and outstanding immediately prior to the Conversion Merger Effective Time; and

                  (b) each share of New Ashland Inc. Common Stock held by HoldCo immediately prior to the Conversion Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

                                                                ANNEX C



                  SECTION 4.03. Effect on Capital Stock. (a) At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of the holder of any shares of HoldCo Common Stock or any membership interests in Merger Sub:

                           (i) subject to Section 5.01(e),  each issued and
                  outstanding share of HoldCo Common Stock shall be converted into the right to receive a number of duly issued, fully paid and nonassessable shares of Marathon Common Stock equal to the Exchange Ratio (as defined in Section 4.03(b)); and

                           (ii) all of the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Acquisition Merger Effective Time shall remain outstanding without change.

                  (b) The shares of Marathon Common Stock to be issued upon the conversion of shares of HoldCo Common Stock pursuant to Section 4.03(a)(i) and cash in lieu of fractional shares of Marathon Common Stock as contemplated by Section 5.01(e) are referred to collectively as "Acquisition Merger Consideration". As of the Acquisition Merger Effective Time, all such shares of HoldCo Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing the right to receive any such shares of HoldCo Common Stock pursuant to Section 2.04(b) shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with Section 5.01, the Acquisition Merger Consideration, without interest. "Exchange Ratio" means $915,000,000 divided by the product of (x) the Fair Market Value and (y) the total number of shares of Ashland Common Stock issued and outstanding immediately prior to the Reorganization Merger Effective Time. "Fair Market Value" means an amount equal to the average of the closing sale prices per share for the Marathon Common Stock on the New York Stock Exchange (the "NYSE"), as reported in The Wall Street Journal, Northeastern edition, for each of the twenty consecutive trading days ending with the third complete trading day prior to the Closing Date (not counting the Closing Date) (the "Averaging Period"). Notwithstanding the foregoing, if the Board of Directors of Marathon (the "Marathon Board") declares a dividend on the outstanding shares of Marathon Common Stock having a record date before the Closing Date but an ex-dividend date (based on "regular way" trading on the NYSE of shares of Marathon Common Stock) (the "Ex-Date") that occurs after the first trading day of the Averaging Period, then for purposes of computing the Fair Market Value, the closing price on any trading day before the Ex-Date will be adjusted by subtracting therefrom the amount of such dividend. For purposes of the immediately preceding sentence, the amount of any noncash dividend will be the fair market value thereof on the payment date for such dividend as determined in good faith by mutual agreement of Ashland and Marathon.

                                                                ANNEX D



                  SECTION 4.05. Tax Treatment. The parties intend that (a) the Reorganization Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder and Ashland and HoldCo will each be a "party" to such reorganization within the meaning of Section 368(b) of the Code, (b) the Conversion Merger followed by the Distribution will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and a transaction described in Section 355 of the Code and HoldCo and New Ashland Inc. will each be a "party" to such reorganization within the meaning of Section 368(b) of the Code, (c) the Acquisition Merger will qualify as a "reorganization" within the meaning of
Section 368(a) of the Code and HoldCo and Marathon will each be a "party" to such reorganization within the meaning of Section 368(b) of the Code and
(d) this Agreement will constitute a "plan of reorganization" for U.S. Federal income Tax purposes.

                                                                ANNEX E



                                 ARTICLE V

                      Exchange of HoldCo Certificates

                  SECTION 5.01. Exchange of Certificates. (a) Exchange Agent. (i) [Intentionally Omitted.]

                           (ii) Promptly following the Acquisition Merger Effective Time, Marathon shall issue and deposit with an exchange agent designated by Ashland and reasonably acceptable to Marathon (the "Exchange Agent"), for the benefit of the holders of shares of HoldCo Common Stock, for exchange in accordance with this
         Article V, through the Exchange Agent, certificates representing a number of shares of Marathon Common Stock equal to the product of
         (x) the total number of shares of Ashland Common Stock issued and outstanding immediately prior to the Reorganization Merger Effective Time and (y) the Exchange Ratio, rounded up to the nearest whole share. Marathon shall provide to the Exchange Agent (or, following the termination of the Exchange Fund pursuant to
         Section 5.01(f), to New Ashland Inc. so long as it is the record holder on the applicable record date of shares of Marathon Common Stock delivered to New Ashland Inc. upon such termination)
         following  the  Acquisition  Merger  Effective  Time  all the cash necessary to pay any dividends or other distributions in accordance with Section 5.01(c)(ii) (the shares of Marathon Common Stock, together with the cash provided to pay any dividends or distributions with respect thereto, deposited with the Exchange Agent being hereinafter referred to as the "Exchange Fund"). For the purposes of such deposit, Marathon shall assume that there will not be any fractional shares of Marathon Common Stock.

                           (iii) The Exchange Agent shall, pursuant to irrevocable instructions delivered by New Ashland Inc. and Marathon, deliver the Marathon Common Stock contemplated to be issued pursuant to Section 4.03 and this Article V out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. As promptly as reasonably practicable after the Acquisition Merger Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (each, a "Certificate") that immediately prior to the Reorganization Merger Effective Time represented outstanding shares of Ashland Common Stock (other than holders of Dissenters' Shares), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Certificates shall pass, only upon delivery of the Certificate or Certificates to the Exchange Agent and shall be in such form and have such other provisions as New Ashland Inc. and Marathon may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificate or Certificates in exchange for Acquisition Merger Consideration. Upon surrender of a Certificate or Certificates for cancelation to the Exchange Agent or, following termination of the Exchange Fund pursuant to Section 5.01(f), New Ashland Inc., together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent or New Ashland Inc., as applicable, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor (i) a certificate or certificates representing that number of whole shares of Marathon Common Stock that such holder has the right to receive pursuant to the provisions of Section 4.03 and this
Article V, (ii) cash in lieu of fractional shares of Marathon Common Stock that such holder has the right to receive pursuant to Section 5.01(e) and
(iii) any dividends or other distributions such holder has the right to receive pursuant to Section 5.01(c), and the Certificate or Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Ashland Common Stock or HoldCo Common Stock that is not registered in the transfer records of Ashland or HoldCo, a certificate or certificates representing the appropriate number of shares of Marathon Common Stock, together with a check for cash to be paid in lieu of fractional shares, may be issued and paid to a person other than the person in whose name the Certificate or Certificates so surrendered is registered, if such Certificate or Certificates shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance and payment shall pay any transfer or other Taxes required by reason of the issuance of shares of Marathon Common Stock to a person other than the registered holder of such Certificate or Certificates or establish to the satisfaction of New Ashland Inc. that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 5.01, each Certificate shall be deemed at any time after the Acquisition Merger Effective Time to represent only the right to receive upon such surrender Acquisition Merger Consideration as contemplated by this Section 5.01. No interest shall be paid or accrue on any cash in lieu of fractional shares or accrued and unpaid dividends or distributions, if any, payable upon surrender of any Certificate.

                  (c) Distributions with Respect to Unexchanged Shares. (i) [Intentionally Omitted.]

                           (ii) No  dividends or other  distributions  with
         respect to shares of Marathon Common Stock with a record date on or after the Closing Date shall be paid to the holder of any Certificate with respect to the shares of Marathon Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
         Section 5.01(e), until the surrender of such Certificate in accordance with this Article V. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Marathon Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Marathon Common Stock to which such holder is entitled pursuant to Section 5.01(e) and the amount of dividends or other distributions with a record date on or after the Closing Date theretofore paid with respect to such whole shares of Marathon Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Closing Date but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Marathon Common Stock.

                  (d) No Further Ownership Rights in HoldCo Common Stock. The Acquisition Merger Consideration issued (and paid) upon conversion of any shares of HoldCo Common Stock in accordance with the terms of this
Article V shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of HoldCo Common Stock, and after the Acquisition Merger Effective Time there shall be no further registration of transfers on the stock transfer books of the business entity surviving the Acquisition Merger, Merger Sub, of shares of HoldCo Common Stock that were outstanding immediately prior to the Acquisition Merger Effective Time. If, after the Acquisition Merger Effective Time, any Certificates are presented to New Ashland Inc. or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article V except as otherwise provided by applicable Law. Unless Marathon otherwise consents, the Acquisition Merger Consideration shall not be issued to any person who is an "affiliate" of Ashland for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), on the date of the Ashland Shareholders Meeting, as determined from representations contained in the letters of transmittal to be delivered by former holders of shares of Ashland Common Stock pursuant to the provisions of Section 5.01(b) (a "Rule 145 Affiliate"), until Marathon has received a written agreement from such Rule 145 Affiliate substantially in the form attached hereto as Exhibit C; provided, however, that Marathon shall be solely responsible for any Losses (as defined in Section 13.01(a)) of any of the Ashland Parties and their respective affiliates and Representatives (in each case other than such Rule 145 Affiliate) to the extent resulting from, arising out of, or relating to, directly or indirectly, any refusal by Marathon to consent to the issuance of Acquisition Merger Consideration to any such Rule 145 Affiliate pursuant to this sentence.

                  (e) No Fractional  Shares.  (i) No  certificates or scrip
representing fractional shares of Marathon Common Stock shall be issued upon the conversion of HoldCo Common Stock pursuant to Section 4.03, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Marathon Common Stock. For purposes of this
Section 5.01(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places. Notwithstanding any other provision of this Agreement, each holder of Certificates who otherwise would be entitled to receive a fraction of a share of Marathon Common Stock (determined after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of such fractional part of a share of Marathon Common Stock multiplied by the Fair Market Value.

                           (ii) As promptly as practicable following the Acquisition Merger Effective Time, the Exchange Agent shall determine the excess of (A) the number of shares of Marathon Common Stock delivered to the Exchange Agent by Marathon pursuant to Section 5.01(a) over (B) the aggregate number of whole shares of Marathon Common Stock to be issued to holders of HoldCo Common Stock pursuant to Section 5.01(b) (such excess being herein called the "Excess Shares"). As promptly as practicable after such determination, Marathon shall deposit an amount into the Exchange Fund equal to the product of the number of Excess Shares multiplied by the Fair Market Value, and the Exchange Agent shall return certificates representing such Excess Shares to Marathon.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for six months after the Acquisition Merger Effective Time shall be delivered to or in accordance with the instructions of New Ashland Inc., upon demand, and any holder of a Certificate who has not theretofore complied with this
Article V shall thereafter look only to New Ashland Inc. for payment of its claim for Acquisition Merger Consideration and any dividends or distributions with respect to Marathon Common Stock as contemplated by
Section 5.01(c).

                  (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by New Ashland Inc., the execution of an indemnity reasonably satisfactory to New Ashland Inc. (and, if required by New Ashland Inc., the posting by such person of a bond in such reasonable amount as New Ashland Inc. may direct, as indemnity) against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Acquisition Merger Consideration with respect to the shares of HoldCo Common Stock formerly represented thereby, and any dividends or other distributions such holder has the right to receive in respect thereof, pursuant to this Agreement.

                  (h) Withholding Rights. Marathon shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates and any holder of Dissenters' Shares such amounts as may be required to be deducted and withheld by Marathon with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority (as defined in Section 14.02), Marathon will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Certificates or Dissenters' Shares, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Tax Authority. Such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares represented by the Certificates or Dissenters' Shares, as the case may be, in respect of which such deduction and withholding was made.

                  (i) No  Liability.  None  of  the  Ashland  Parties,  the
Marathon Parties or the Exchange Agent shall be liable to any person in respect of any shares of Marathon Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Acquisition Merger Effective Time (or immediately prior to such earlier date on which Acquisition Merger Consideration or any dividends or distributions with respect to Marathon Common Stock as contemplated by Section 5.01(c) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 6.05(b))), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of New Ashland Inc., free and clear of all claims or interest of any person previously entitled thereto.

                  (j) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by New Ashland Inc., on a daily basis. Any interest and other income resulting from such investments shall be paid to New Ashland Inc.

                                                                ANNEX F



(c) As of the date of this Agreement, the authorized capital stock of New Ashland Inc. consists of 1,000 shares of Common Stock, of which 100 shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and are owned by HoldCo free and clear of any Lien. Immediately prior to the Conversion Merger Effective Time, the authorized capital stock of New Ashland Inc. will consist of 200,000,000 shares of Common Stock and 30,000,000 shares of preferred stock, of which 100 shares of Common Stock will have been duly authorized and validly issued, fully paid and nonassessable and owned by HoldCo free and clear of any Lien, other than any Lien (i) pursuant to the HoldCo Borrowing arrangements or
(ii) in favor of any Marathon Party or any of their respective subsidiaries or affiliates.

                                                                ANNEX G



(ii) the filing with the Securities and Exchange  Commission (the "SEC") of
(A) a joint registration --- statement on Form S-4 (the "Ashland Form S-4") in connection with the issuance by HoldCo of HoldCo Common Stock in connection with the Reorganization Merger (the "HoldCo Share Issuance") and the issuance by New Ashland Inc. of New Ashland Inc. Common Stock in the Conversion Merger, followed by the distribution thereof to holders of HoldCo Common Stock in the Distribution (the "New Ashland Inc. Share Issuance"),

                                                                ANNEX H



(b) Ashland and New Ashland Inc. shall prepare and submit to the NYSE or The Nasdaq Stock Market ("NASDAQ") an application (or amendment thereto) for listing on the NYSE or NASDAQ of the New Ashland Inc. Common Stock to be issued to holders of Ashland Common Stock in the Distribution, and shall use their reasonable best efforts to obtain, prior to the Ashland Shareholders Meeting, approval for the listing of such shares, subject to official notice of issuance.

                                                                ANNEX I



"New Ashland Inc. Common Stock" means New Ashland Inc. common stock, par value $0.01 per share, and, with respect to such shares issued at and after the Conversion Merger Effective Time, includes the associated Ashland Rights.

                                                                ANNEX J



(iii) after the Closing, the holders entitled to receive HoldCo Common Stock in the Reorganization Merger shall have the rights and remedies specified in Section 1.04(a) and Article V only.

                                                                ANNEX K



(iii) a Tax Matters Agreement (as amended and restated as of April 27, 2005 the "Tax Matters Agreement"); and

(iv) Amendment No. 2 to the MAP LLC Agreement (as defined in Section 14.02) (the "MAP LLC Agreement Amendment" and, together with this Agreement, the
Maleic Agreement, the VIOC Agreement, the Tax Matters Agreement and Amendment No. 3 dated as of April 27, 2005, to the MAP LLC Agreement, the "Transaction Agreements");

                                                                ANNEX L



(f) Closing Agreement; Private Letter Rulings; Tax Opinions. Ashland and Marathon shall have entered into the Closing Agreement with the IRS (which Closing Agreement shall be in effect on the Closing Date) and, if applicable, received the private letter rulings from the IRS referred to in Exhibit D (the "Private Letter Rulings"),providing all the required agreements or rulings described in Exhibit D and in form and substance reasonably satisfactory to each of the Ashland Board and the Marathon Board. Ashland and Marathon shall have received the respective Tax Opinions, dated as of the Closing Date, described in Exhibit D (to the extent such Tax Opinions are required under Exhibit D).

                                                                ANNEX M

                                                              EXHIBIT D



   CLOSING AGREEMENT/PRIVATE LETTER RULING/TAX OPINION CLOSING CONDITIONS

STRUCTURE

         1. The Closing Agreement provides that the Maleic/VIOC Contribution described in Section 1.02(a), the MAP/LOOP/LOCAP Contribution described in Section 1.02(b) and the Reorganization Merger described in
Section 1.02(c), taken together, qualify as a reorganization under Section 368(a)(1)(F) of the Code.

         2. The Closing Agreement provides that the Capital Contribution described in Section 1.03(b) and the Conversion Merger described in Section 1.03(c), taken together with the Distribution described in Section 1.04(a) qualify as a reorganization under Section 368(a)(1)(D) of the Code.

         3. The Closing Agreement provides that the Distribution described in Section 1.04(a) qualifies as a distribution described in Section 355(a) of the Code and, accordingly, no gain or loss will be recognized by (and no amount will otherwise be included in the income of) the shareholders of HoldCo upon the receipt of New Ashland Inc. Common Stock pursuant to the Distribution.

         4. Either:

               (a) The Closing Agreement provides that the Acquisition Merger described in Section 1.04(b) will qualify as a reorganization under
Section 368(a)(1)(A) of the Code; or

               (b) If the Closing Agreement does not provide the agreement described in paragraph 4(a) above, Cravath, Swaine & Moore LLP delivers a written opinion to Ashland, in form and substance reasonably satisfactory to the Ashland Board, concluding that the Acquisition Merger described in
Section 1.04(b) will qualify as a reorganization under Section 368(a)(1)(A) of the Code; and Miller & Chevalier Chartered delivers a written opinion to Marathon, in form and substance reasonably satisfactory to the Marathon Board, that such Acquisition Merger qualifies as a reorganization under
Section 368(a)(1)(A) of the Code.

         5. The Closing Agreement provides that the shares of New Ashland Inc. Common Stock distributed to shareholders of HoldCo in the Distribution described in Section 1.04(a) will not be treated as "other property", within the meaning of Section 356(a) of the Code, received in exchange for HoldCo stock in the Acquisition Merger.

SECTION 357

         6. The Closing Agreement provides that the assumption by Marathon and/or Merger Sub of liabilities of HoldCo in the Acquisition Merger will not be treated as money or other property under Section 357 of the Code.

CONTINGENT LIABILITIES

         7. The Closing Agreement provides that:

               (a) HoldCo's basis in its shares of New Ashland Inc. Common Stock will be reduced under Code Section 358(d)(1) as a result of the deemed assumption by New Ashland Inc. of the Ashland Asbestos Liabilities (as defined in the Tax Matters Agreement) and the Ashland Environmental Liabilities (as defined in the Tax Matters Agreement) pursuant to the Conversion Merger either (i) by a specified amount determined as of the Closing that will not exceed $94,000,000 or such greater amount as may be acceptable to Marathon in its sole discretion or (ii) by the estimated present value (computed using a discount rate of no less than seven percent, or such lower rate as is acceptable to Marathon in its sole discretion) of such liabilities, determined as of the Closing.

               (b) HoldCo's basis in its shares of New Ashland Inc. Common Stock will be reduced under Code Section 358(d)(1) as a result of the Conversion Merger by the estimated present value (computed using a discount rate of no less than seven percent, or such lower rate as is acceptable to Marathon in its sole discretion) of the Ashland Residual Operations Liabilities (as defined in the Tax Matters Agreement) other than the Ashland Asbestos Liabilities and the Ashland Environmental Liabilities, determined as of the Closing.

               (c) The Ashland Residual Operations Liabilities will not include potential future defense costs of New Ashland Inc. related to the Ashland Residual Operations Liabilities (e.g. attorneys' fees or litigation expenses).

               (d) The Ashland Residual Operations Liabilities will not include any portion that is reimbursed or reasonably expected to be reimbursed by insurance.

               (e) The amount of Ashland Asbestos Liabilities and Ashland Environmental Liabilities will be determined (net of the estimated present value of any related insurance recoveries or defense costs) as of the Closing and will not be subsequently redetermined.

         8. The Closing Agreement provides that:

               (a) HoldCo and Marathon or an affiliate of Marathon that is the "acquiring corporation" of HoldCo in the Acquisition Merger within the meaning of Code Section 381(a) (such affiliate the "HoldCo Successor") will be entitled to deduct the Specified Liability Deductions under Code Section 162(a) at the time such liabilities have accrued and economic performance of such liabilities has occurred without regard to whether such deductions exceed the amount of Ashland Residual Operations Liabilities determined for purposes of paragraphs (7)(a) and (b). Such deductions shall be net of amounts reimbursed by insurance or reasonably expected to be reimbursed by insurance.

               (b) Neither HoldCo, Marathon, nor any member of the Marathon Group (as defined in the Tax Matters Agreement) will have income or gain as a result of New Ashland Inc.'s receipt of insurance recoveries with respect to the Ashland Residual Operations Liabilities to the extent such recoveries are taken into account in determining the amount of the deduction under paragraph (8)(a) above.

               (c) Neither New Ashland Inc. nor any member of the New Ashland Inc. Group (as defined in the Tax Matters Agreement) will have income or gain as a result of New Ashland Inc.'s receipt of insurance recoveries with respect to the Ashland Residual Operations Liabilities to the extent such recoveries are taken into account in determining the amount of the deduction under paragraph (8)(a) above.

               (d) Specified Liability Deductions will not be limited under Code Section 382 or 384 or Treas. Reg. ss. 1.1502-15.

               (e) New Ashland Inc. will be entitled to deduct the defense costs related to the Ashland Residual Operations Liabilities to the extent such defense costs are incurred after Closing and are otherwise deductible.

               (f) Neither HoldCo, Marathon nor any member of the Marathon Group will realize income or gain as a result of the accrual or payment of the Ashland Residual Operations Liabilities by New Ashland Inc. or by New Ashland Inc.'s payment of the defense costs related to the Ashland Residual Operations Liabilities.

PARTNERSHIP

         9. Either:

               (a) The Closing Agreement or a private letter ruling issued by the IRS provides that the MAP Partial Redemption does not constitute a disguised sale of a partnership interest under Section 707(a)(2)(B) of the Code; or

               (b) If the Closing Agreement or a private letter ruling issued by the IRS does not provide the agreement described in paragraph 9(a) above, Cravath, Swaine & Moore LLP delivers a written opinion to Ashland, in form and substance reasonably satisfactory to the Ashland Board, concluding that the MAP Partial Redemption will not constitute a disguised sale of a partnership interest under Section 707(a)(2)(B) of the Code; and Miller & Chevalier Chartered delivers a written opinion to Marathon, in form and substance reasonably satisfactory to the Marathon Board, concluding that the MAP Partial Redemption does not constitute a disguised sale of a partnership interest under Section 707(a)(2)(B) of the Code.

         10. Either:

               (a) The Closing Agreement or a private letter ruling issued by the IRS provides that the MAP Partial Redemption will not be treated as a sale or exchange of property between Ashland and MAP under Section 751(b) of the Code; or

               (b) If the Closing Agreement or a private letter ruling issued by the IRS does not provide the agreement described in paragraph 10(a) above, Cravath, Swaine & Moore LLP delivers a written opinion to Ashland, in form and substance reasonably satisfactory to the Ashland Board, concluding that the MAP Partial Redemption will not constitute a sale or exchange of property between Ashland and MAP under Section 751(b) of the Code; and Miller & Chevalier Chartered delivers a written opinion to Marathon, in form and substance reasonably satisfactory to the Marathon Board, concluding that the MAP Partial Redemption does not constitute a sale or exchange of property between Ashland and MAP under Section 751(b) of the Code.

                                                                ANNEX N



Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the Closing to occur on June 30, 2005 or as promptly as practicable thereafter (in accordance with the other terms of this Agreement, including Section 1.05 of this Agreement, which provides that the Closing shall occur on the last business day of a calendar month unless otherwise mutually agreed by Ashland and Marathon), including (i) the obtaining of all necessary actions or nonactions, waivers, consents, orders, authorizations and approvals from Governmental Entities and the making of all necessary registrations, declarations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements.

                                                                ANNEX O



Ashland or New Ashland Inc. shall bear the cost of the St. Paul Park QQQ Project incurred after January 1, 2003 not to exceed $9,350,000 (the "St. Paul Park QQQ Project Payment Amount").

                                                                ANNEX P



No later than May 15, 2005, Ashland shall provide to Marathon a schedule setting forth estimates, prepared in good faith by Ashland in light of any communications with the Internal Revenue Service (the "IRS"), written or otherwise, of the Ashland Debt Obligation Amounts based on assumed Closing Dates occurring on the last day of each month from June of 2005 through September of 2005.

                                                                ANNEX Q



                  SECTION 9.17. Treatment of Ashland Affected Non-Qualified Employee Stock Options or SARs. The Ashland Parties shall take or cause to be taken such actions as are necessary to provide that (i) each Ashland Affected Non-Qualified Employee Stock Option or SAR shall become fully vested as of the Closing and (ii) each Ashland Affected Non-Qualified Employee Stock Option or SAR and each Ashland Non-Qualified Employee Stock Option or Ashland SAR granted to an employee of MAP or any of its subsidiaries that is outstanding and has vested and is exercisable but remains unexercised immediately prior to the Closing shall remain exercisable until the expiration of the 90-day period immediately following the Closing Date, in each case with the same reduction in the exercise price therefor as shall be applicable to Ashland Non-Qualified Employee Stock Options or Ashland SARs granted to employees of Ashland, as a result of the consummation of the Transactions. The parties hereto intend that the foregoing shall be accomplished in a manner consistent with good faith compliance with the requirements of Section 409A of the Code.

                                                                ANNEX R



(b) by either Ashland or Marathon:

                  (i) if the Transactions are not consummated during the period ending on September 30, 2005 (the "Outside Date"), unless the failure to consummate the Transactions is the result of a material breach of the Transaction Agreements by the party seeking to terminate this Agreement;

                                                                ANNEX S



"MAP Adjustment Amount" means 38% of the Distributable Cash of MAP (as such term is defined in the MAP LLC Agreement) as of the close of business on the Closing Date plus 38% of the amount of any Qualified Expenditure (as such term is defined in Amendment No. 1 dated as of March 17, 2004 to the MAP LLC Agreement) actually paid by MAP on or prior to the Closing Date, for which MAP has not received payment from Marathon under the Project Loan Agreement Detroit Refinery Expansion Project dated as of March 17, 2004; provided, however, that for purposes of this Agreement, the existing lease with Air Products and Chemicals, Inc. dated January 20, 2003, as amended, relating to the supply of hydrogen to the Catlettsburg refinery and the existing leases acquired from Ultramar Diamond Shamrock Corporation ("UDS") in connection with the 1999 acquisition of certain marketing and logistics assets of UDS located in the State of Michigan shall not be treated as Ordinary Course Debt (as such term is defined in the MAP LLC Agreement).